Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 28, 2005

between

SCHEID VINEYARDS CALIFORNIA INC.

as the Borrower,

and

RABOBANK N.A.

Table of Contents

Article I.	DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms

1.02	Other Interpretive Provisions

1.03	Accounting Terms

1.04	Rounding

1.05	References to Agreements and Laws

Article II.	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans

2.02	Borrowings, Conversions and Continuations of Revolving Loans

2.03	Prepayments of Revolving Loans

2.04	Reduction or Termination of Revolving Commitments

2.05	Repayment of Revolving Loans

2.06	Interest on Revolving Loans

2.07	Term Loans

2.08	Borrowings, Conversions and Continuations of Term Loans

2.09	Prepayments of Term Loans

2.10	Reduction or Termination of Term Loan Commitments

2.11	Repayment of Term Loans

2.12	Interest on Term Loans

2.13	Fees

2.14	Computation of Interest and Fees

2.15	Evidence of Debt

2.16	Payments Generally

2.17	Release of Mortgages

Article III.	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes

3.02	Illegality

3.03	Inability to Determine Rates

3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Rate Loans

3.05	Funding Losses

3.06	Matters Applicable to all Requests for Compensation

3.07	Survival

Article IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension

4.02	Conditions to all Credit Extensions and Conversions and Continuations

i

Article V.	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws

5.02	Authorization; No Contravention

5.03	Governmental Authorization

5.04	Binding Effect

5.05	Financial Statements; No Material Adverse Effect

5.06	Litigation

5.07	No Default

5.08	Ownership of Property; Liens

5.09	Environmental Compliance

5.10	Insurance

5.11	Taxes

5.12	ERISA Compliance

5.13	Subsidiaries

5.14	Disclosure

5.15	Compliance with Laws

5.16	Margin Regulations; Investment Company Act; Public Utility Holding Company Act

5.17	Reserved

5.18	Rights in Collateral; Priority of Liens

Article VI.	AFFIRMATIVE COVENANTS

6.01	Financial Statements

6.02	Certificates; Other Information

6.03	Notices

6.04	Payment of Obligations

6.05	Preservation of Existence, Etc.

6.06	Maintenance of Properties

6.07	Maintenance of Insurance

6.08	Compliance with Laws

6.09	Books and Records

6.10	Inspection and Appraisal Rights

6.11	Use of Proceeds

6.12	Financial Covenants

6.13	Collateral Records

6.14	Security Interests

6.15	Deposit Accounts

Article VII.	NEGATIVE COVENANTS

7.01	Liens

7.02	Investments

7.03	Indebtedness

7.04	Fundamental Changes

7.05	Dispositions

7.06	Distributions

7.07	Change in Nature of Business

7.08	Transactions with Affiliates

7.09	Margin Regulations

7.10	Swap Contracts

Article VIII.	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default

8.02	Remedies Upon Event of Default

8.03	Application of Funds

Article IX.	MISCELLANEOUS

9.01	Amendments, Etc.

9.02	Notices and Other Communications; Facsimile Copies

9.03	No Waiver; Cumulative Remedies

9.04	Attorney Costs, Expenses and Taxes

9.05	Indemnification by the Borrower

9.06	Payments Set Aside

9.07	Binding Effect; Successors and Assigns

9.08	Confidentiality

9.09	Set-off

9.10	Interest Rate Limitation

9.11	Counterparts

9.12	Integration

9.13	Survival of Representations and Warranties

9.14	Severability

9.15	Governing Law; Submission to Jurisdiction

9.16	Waiver of Right to Trial by Jury

9.17	Time of the Essence

SCHEDULES

2.01	Commitments
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Addresses for Notices

EXHIBITS

Form of

A	Term Loan Notice
B	Revolving Loan Notice
C	Term Note
C-1	Revolving Note
D	Borrowing Base Revolving Loan Certificate
D-1	Borrowing Base Term Loan Certificate
E	Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 28, 2005, between SCHEID VINEYARDS CALIFORNIA INC., a California corporation and RABOBANK N.A., a national banking association (the “Bank”).

Borrower has requested that the Bank provide credit facilities, and the Bank is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.           DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means the Borrower’s and Guarantor’s consolidated EBITDA, excluding the effect of any non-operating cash flows, including gains or losses from the sale of assets, Swap Contracts or vineyard removals.

“Adjusted EBITDA Coverage Ratio” means, (a) Adjusted EBITDA divided by (b) the Borrower’s and Guarantor’s consolidated total interest expense calculated on a rolling four quarter basis.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” means this Credit Agreement.

“Annual Budget” means Borrower’s annual consolidated budget and cash flow projections for the current Crop Year, to include all farming income and expenses, operating expenses, capital expenditures and debt service, as subsequently reviewed and approved by the Bank.

“Applicable Rate” means Pricing Level 4; and from time to time, after the Adjustment Date, the following percentages per annum, based upon the Adjusted EBITDA Coverage Ratio (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by the Bank pursuant to Section 6.02(b) for the most recent fiscal quarter, commencing with such Compliance Certificate to be delivered on or by June 30, 2005:

Applicable Rate

Pricing Level	Adjusted EBITDA Coverage Ratio	Non-Use Fee	LIBOR Rate	Base Rate
1	<2.50 to 1.00	.25%	2.25%	+0.25%
2	2.51 to 1.00 — 3.00 to 1.20%		2.00%	+0.00%
3	3.01 to 1.00 - 3.49 to 1.15%		1.75%	-0.25%
4	>3.50 to 1.10%		1.50%	-0.50%

(Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then Pricing Level 1 shall apply commencing as of the first Business Day of the month) following the date such Compliance Certificate was required to have been delivered and continuing; provided, however, that if such Compliance Certificate is delivered after its due date, then Pricing Level 1 shall cease to apply under this proviso as of the fifth Business Day of the month following the date such Compliance Certificate was delivered).

“Appraisal” means the appraisal prepared, as applicable, and/or any appraisal in a form acceptable to the Bank after the date of this Agreement with respect to any Eligible Real Estate and Eligible Leasehold Real Estate, pursuant to Section 6.10 of this Agreement.

 “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person if such lease were accounted for as a capital lease.

“Available Credit Amount” means the amount designated as Available Credit Amount on the most recent  Borrowing Base Certificate for the Term Loans.

“Availability Period” means (A) the period from and including the Closing Date to the earliest of (i) the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.04 or the Term Loan Commitments pursuant to Section 2.10 related to a prepayment under Section 2.09(a), and (iii) the date of termination of the commitment of the Bank to make Loans pursuant to Section 8.02(a), and (B) solely for purposes of Section 2.07, the date of the termination of the Term Loan Commitments pursuant to Section 2.10.

“Bank’s Office” means Bank’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Bank may from time to time notify the Borrower.

“Base Rate” means a fluctuating rate of interest equal to the highest rate published from time to time in the “Money Rates” section of The Wall Street Journal as the “Prime Rate” for that day (or, if that source is not available, an alternate source as determined by the Bank).  Any change in the “Prime Rate” shall take effect at the opening of business on the effective date of that change.

“Base Rate Loan” means, as applicable, unless otherwise indicated, a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Base Rate Principal” has the meaning specified in Sections 2.03(d) and 2.09(d), as applicable.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account” has the meaning specified in Section 2.16(a)(iii).

“Borrowing” means Committed Borrowing.

“Borrowing Base Certificate” means a certificate setting forth the information and calculations necessary to determine, as applicable, the Borrowing Base Revolving Loan or Borrowing Base Term Loan, in substantially the form of Exhibit D and D-1, signed by the chief financial officer or another authorized officer of the Borrower.

“Borrowing Base Revolving Loan” means the lesser of $15,000,000; or

75% of Eligible Accounts; plus

70% of Eligible Inputs; plus

the lesser of $5,000,000.00, 60% of the Value of Eligible Inventory, or the cost of Eligible Inventory.

“Borrowing Base Term Loan” means as of any date the lesser of (i) the Term Loan Commitment, as of such date; or (ii) 60% of the Value of Eligible Real Estate, plus 50% of the Value of the Eligible Leasehold Real Estate, minus 100% of the cumulative Term Loan Commitment reduction, as set forth on Schedule 2.01.

“Budget Comparison” means a written comparison of the Annual Budget to actual income and expenses for the applicable reporting period.

“Bulk Wine Contracts” means all contracts for the purchase of bulk wine.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Bank’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change of Control” means any event or series of events by which (i) the Scheid Principals shall cease to own and control at least 51% of the Equity Interests and Voting Stock in the Guarantor or (ii) the Guarantor shall cease to own and control 100% of the Equity Interests and Voting Stock in the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01 (or, in the case of Section 4.01(j), waived by the Person entitled to receive the applicable payment).

“Closing Financial Statements” has the meaning specified in Section 5.05(b).

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of the Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents; provided, however, that in no event shall Collateral include any membership or ownership interest in Borrower.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Bank in Collateral securing all or part of the Obligations each in form and substance satisfactory to the Bank.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by the Bank pursuant to Sections 2.01 and 2.07.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Sections 2.02(a) and 2.08(a), which, if in writing, shall be substantially in the form of Exhibit A or Exhibit B, as applicable.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

 “Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Cost” means the cost of Eligible Inventory as determined in accordance with GAAP.

“Credit Extension” means a Borrowing.

“Crops” means all of the Borrower’s farm products including but not limited to crops growing or to be grown on, and all crops that have been harvested or severed from the Eligible Real Estate or the Eligible Leasehold Real Estate.

“Crop Year” means the period from December 1 of any year through November 30 of the following year.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Revolving Loan or Term Loan plus 4% per annum, and in the case of the Fixed Rate, the Fixed Rate plus 4% per annum, in each case to the fullest extent permitted by applicable Laws.

“Deposit Accounts” means any demand deposit or other type of bank account.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of Borrower or Guarantor to the Bank or any Affiliate of the Bank arising pursuant to any deposit, lock box or cash management arrangements entered into by the Bank or any Affiliate of the Bank with the Borrower or Guarantor, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Borrower or Guarantor to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower, Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means for any fiscal period of the Borrower and Guarantor the consolidated net income of the Borrower and Guarantor for such fiscal period, plus interest expense, depreciation, amortization and provision for income taxes for such fiscal period.

“Eligible Accounts” shall consist solely of trade accounts in which the Bank has a first priority security interest which have been created in the ordinary course of the Borrower’s business and upon which the Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, but shall not include:

(a)           any account which is more than sixty (60) days past due;

(b)           any account for which there exists any right of set-off, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment and promotional allowances or discounts established by Borrower in the ordinary course of business which are disclosed to the Bank) or for which any defense or counterclaim has been asserted, to the extent of such right of set-off, defense, discount or asserted counterclaim;

(c)           any account which arises from the sale or lease to or performance of services for, or represent an obligation of, an officer, director, employee, subsidiary or Affiliate of Borrower;

(d)           any account which represents an obligation of an account debtor located outside the United States and Canada unless such account is (i) supported by a letter of credit in form and substance acceptable to the Bank, issued by a financial institution acceptable to the Bank, (ii) cash against documents transaction, or (iii) covered by credit insurance in form, substance and amount, by an insurer, reasonably satisfactory to the Bank and with respect to an account which represents an obligation of an account debtor located in Canada (i) all documents from the Borrower necessary to perfect a security interest in such accounts and (ii) an opinion of Borrower’s Canadian counsel in form and substance acceptable to the Bank;

(e)           any account owed to any governmental unit or entity, except for (i) any account as to which the Borrower has complied with the Assignment of Claims Act of 1940 or any other applicable states, rule or regulation to the Bank’s satisfaction in the exercise of its reasonable business judgment, or (ii) any account arising from a transaction with any state or other governmental entity or with any agency, department or division thereof that does not have a statutory counterpart to the Assignment of Claims Act of 1940; and

(f)            any account deemed ineligible by the Bank, when the Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

“Eligible Inputs” means (a) all amounts expended by the Borrower to prepare for and produce Crops, including interest expense, applicable harvest costs, and an allocation of seventy-five percent (75%) of overhead, excluding non-cash items (depreciation and amortization) as set forth in the Annual Budget; and (b) until the earlier of February 28 of each calendar year or the approval of the applicable Annual Budget by the Bank, such expenses for the months of December, January and February 1 through 28 of each calendar year, as set forth in the prior calendar year Annual Budget.

“Eligible Inventory” means all wine inventory in salable condition in which the Bank has a first priority security interest.

“Eligible Leasehold Real Estate” means the Real Estate held in leasehold estate by the Borrower, as of the Closing Date, (i) for which the Bank has received an executed Landlord Consent; (ii) for which the Borrower has exercised each individual option, if any, to extend or renew the term of any ground lease within one (1) year prior to the last day upon which any such option may be exercised; and (iii) in which the Bank has a first priority security interest.

“Eligible Real Estate” means the Real Estate of Borrower, as of the Closing Date, in which the Bank has a first priority security interest.

“Eligible Transferee” shall mean (a) any Affiliate of Bank; and (b) any commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Exchange Act) and which extends credit or buys loans in the ordinary course of business.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, the Guarantor, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means as to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of any class of preferred, common or other capital stock, share capital or similar equity interest of a Person including, without limitation, any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company or other ownership or profit interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such Person and any and all warrants, rights, options, obligations or other equity securities of or in such Person, and rights to acquire any of the foregoing, but excluding Debt other than Debt that is convertible into, or exchangeable for, any of the foregoing Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Financial Statements” has the meaning specified in Section 6.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.  For purposes of this Agreement, he term “Guarantee” does not include endorsement of instruments in the ordinary course of business.

“Guarantor” means Scheid Vineyards, Inc., a Delaware corporation.

“Guaranty” means the Guaranty of the Guarantor and any person which hereafter executes a Guaranty of the Obligations, all in a form as provided by the Bank.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Information” has the meaning specified in Section 9.08.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan the first Business Day of each calendar month and the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable.

“Interest Period” means as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Committed Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by Borrower and consented to by the Bank; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (but excluding endorsement of instruments in the ordinary course of business), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Landlord Consent” means a consent from any Lessor of real property to Borrower in a form as provided by the Bank.

“Laws” means, collectively, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR Rate” means for any Interest Period with respect to any LIBOR Rate Loan, a rate per annum determined by the Bank pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – LIBOR Reserve Percentage

Where,

“LIBOR Base Rate” means, for such Interest Period:

(a)           the rate per annum equal to the rate determined by the Bank to be the London interbank offered rate that appears in the Wall Street Journal (Official BBA (British Bankers Association) LIBOR Fixings) (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not  be available, the rate per annum equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Bank as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Committed Loan being made, continued or converted by the Bank and with a term equivalent to such Interest Period would be offered by the Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Rate Loan” means, as applicable, unless otherwise indicated, a Revolving Loan or a Term Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means, as applicable, an extension of credit by the Bank to the Borrower under Article II in the form of a Revolving Loan or a Term Loan.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Guaranty and all other agreements, documents, instruments, and certificates of the Borrower or Guarantor delivered to, or in favor of, the Bank under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Loans by the Bank.

“Loan Notice” means, as applicable, Exhibit A and Exhibit B.

“Loan Parties” means, collectively, the Borrower, the Guarantor and each Person (other than the Bank) executing a Loan Document including, without limitation each Person executing a Collateral Document.

“Loan to Collateral Ratio” means the ratio of the Term Loans outstanding, at any time, to the Value of the Eligible Real Estate and the Value of the Eligible Leasehold Real Estate.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), or condition (financial or otherwise) of the Borrower, the Guarantor and their respective Subsidiaries taken as a whole or the Collateral, which results in a long-term material impairment (i) of the ability of the Borrower to pay its obligations to the Bank under any Loan Document to which it is a party as such obligations become due and payable and (ii) in the value of the Collateral in relation to the Obligations outstanding; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary of Borrower or Guarantor that would be a “significant subsidiary”, as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended.

“Mortgage” means a mortgage, deed of trust or other real estate encumbrance instrument in a form as provided by the Bank, covering the Real Estate.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower, Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means, as applicable, a promissory note made by the Borrower in favor of the Bank evidencing Revolving Loans and Term Loans made by the Bank, substantially in the form of Exhibits C and C-1.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, including any Swap Obligation, all Deposit Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the  applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to Revolving Loans and/or Term Loans, as applicable, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Term Loans, as the case may be, occurring on such date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by

Borrower, Guarantor or any ERISA Affiliate or to which Borrower, Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower, Guarantor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Potential Default” means any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Real Estate” means the real estate held in either fee simple title or leasehold estate by the Borrower described in the Mortgages.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Commitment” means, as to the Bank, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Bank’s name on Schedule 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Maturity Date” means July 15, 2008.

“Scheid Principals” means all of the following: (i) Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid and Kurt J. Gollnick (the “Scheid Individuals”), (ii) any spouse of any Scheid Individual, (iii) any lineal descendant (including by adoption) of any Scheid Individual (each Person described in clauses (i), (ii) and (iii) a “Scheid Party”), (iv) any of the following acting in his or her capacity as such: (A) the executor, administrator or personal representative of a Scheid Party, and (B) the guardian or conservator of a Scheid Party who is adjudged disabled or incompetent by a court of competent jurisdiction, (v) any trust (including a voting trust) established principally for the benefit of a Scheid Party, (vi) any limited partnership, limited liability partnership or limited liability company in which one or more Scheid Parties holds all of the partnership interests or membership interests, as applicable, and (viii) any corporation with respect to which one or more Scheid Parties holds all of the outstanding voting securities and has the power to elect all of the directors.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower or Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities of Borrower to the Bank or any Affiliate of the Bank, arising pursuant to any Swap Contract entered into by the Bank or Affiliate with Borrower, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank or any Affiliate of the Bank).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means the value of Borrower’s and Guarantor’s consolidated total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers), provided that any real estate shall be valued based on the most recent Appraisal based on the value set forth in such Appraisal (as of the date of the calculation of Tangible Net Worth), less Total Liabilities (including but not limited to accrued and deferred income taxes).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” has the meaning specified in Section 2.07.

“Term Loan Commitment” means, as to the Bank, its obligation to make Term Loans to the Borrower pursuant to Section 2.07, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Bank’s name on Schedule 2.01.

“Term Loan Maturity Date” means July 15, 2015.

“Threshold Amount” means $1,000,000.

“Total Liabilities” means the sum of Borrower’s and Guarantor’s consolidated current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, and as applicable all Term Loans.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States,” and “U.S.” mean the United States of America.

“Value” means with respect to (i) Eligible Real Estate, the value as of the date of the determination as reflected in the most current Appraisal; (ii) Eligible Leasehold Real Estate, the value as of the date of the determination as reflected in the most current Appraisal; and (iii) Eligible Inventory, the market value as determined by the Bank.

“Violation” has the meaning specified in Section 5.12(e).

“Voting Stock” means any Equity Interest or other securities of any class of a Person whose holders are entitled under ordinary circumstances to vote for the election of directors of such Person (or Persons performing similar functions) (irrespective of whether at the time securities of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wine Grape Contracts” means all contracts for the purchase of wine grapes produced on the Eligible Real Estate and the Eligible Leasehold Real Estate.

“Working Capital” means Borrower’s and Guarantor’s consolidated total current assets minus total current liabilities (including any outstanding principal amount of the Revolving Loans), plus the amount of the Available Credit Amount.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations)

required to be submitted pursuant to this Agreement shall be prepared in conformity with and applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

1.04        Rounding.  Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.         THE COMMITMENTS AND CREDIT EXTENSIONS.

2.01        Revolving Loans.  Subject to the terms and conditions set forth herein, the Bank agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Loan, the Outstanding Amount shall not exceed the lesser of the Borrowing Base Revolving Loan or the Revolving Commitments.  Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Revolving Loans or LIBOR Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)           Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Bank, which may be given by telephone.  Each such notice must be received by the Bank not later than 2:00 p.m., Fresno, California time, (i) on the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Bank of a written Loan Notice, appropriately completed and signed by the Responsible Officers of the Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Revolving Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Bank shall make all funds so available to the Borrower either by (i) crediting the account of the Borrower on the books of the Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Bank by the Borrower.

(c)           Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Potential Default or Event of Default, no Revolving Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Bank.

(d)           The Bank shall promptly notify the Borrower of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  The determination of the LIBOR Rate by the Bank shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Revolving Loans.

2.03        Prepayments of Revolving Loans.

(a)           The Borrower shall, within one (1) Business Day following the earlier of the delivery of a Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Revolving Loans in the amount, if any, by which the Outstanding Amounts of the Revolving Loans on the date of prepayment under this Section 2.03(a) exceeds the Borrowing Base Revolving Loan at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Bank additional collateral acceptable to the Bank, in the Bank’s sole discretion, and deliver all documentation that the Bank, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that, as applicable, the Borrowing Base Revolving Loan, plus the value assigned by the Bank, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Amounts.

(b)           The Borrower may, upon notice to the Bank, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Bank not later than 2:00 p.m., Fresno CA time, (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans, and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(c)           If for any reason the Outstanding Amount at any time exceed the Revolving Commitment then in effect, the Borrower shall immediately prepay the Revolving Loans in an aggregate amount equal to such excess.

(d)           If on the date a principal payment is made with respect to the Revolving Loans, interest is calculated with respect to such portion of the Commitments both on the basis of the Base Rate and the LIBOR Rate then such payment shall be applied first to the principal for which interest is calculated on the basis of the Base Rate (the “Base Rate Principal”).  Only when the Base Rate Principal is fully paid shall the principal payment be applied to the LIBOR Rate Loan(s) principal.  If more than one LIBOR Rate Loan is outstanding, the principal amount shall be applied to the LIBOR Rate Loans in the order of maturity, with the LIBOR Rate Loans with the shortest time to maturity paid first.

2.04        Reduction or Termination of Revolving Commitments.  (a)  The Borrower may, upon notice to the Bank, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be received by the Bank not later than 2:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii)  the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount would exceed the Revolving Commitments.  Once reduced in accordance with this Section 2.04, the Revolving Commitments may not be increased.

2.05        Repayment of Revolving Loans.  The Borrower shall repay to the Bank on the Revolving Loan Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

2.06        Interest on Revolving Loans.

(a)           Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists (or after acceleration), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each LIBOR Rate Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest on each Base Rate Loan shall be due and payable in arrears on the first day of each calendar month and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           Borrower shall not be required to pay any “Non-Use Fee” shown in the definition of Applicable Rate on any Borrowing of Revolving Loans.

2.07        Term Loans.  Subject to the terms and conditions set forth herein, the Bank agree to make loans (each such loan, a “Term Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Term Loan Commitment; provided, however, that after giving effect to any Term Loan, (i) the Outstanding Amount shall not exceed the lesser of the Borrowing Base Term Loan or the Term Loan Commitments, and (ii) the aggregate Outstanding Amount of the Term Loans of the Bank shall not exceed the lesser of the Borrowing Base Term Loan or such Bank’s Term Loan Commitment.  Within the limits of the Bank’s Term Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07, prepay under Section 2.09, and reborrow under this Section 2.07.

2.08        Borrowings, Conversions and Continuations of Term Loans.

(a)           Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of LIBOR Rate Loan shall be made upon the Borrower’s irrevocable notice to the Bank, which may be given by telephone.  Each such notice must be received by the Bank not later than 12:00 p.m., Fresno, California time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.08 must be confirmed promptly by delivery to the Bank of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower are requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Term in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Bank shall make the funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Bank by the Borrower.

(c)           Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Potential Default or Event of Default, no Term Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Bank.

(d)           The Bank shall promptly notify the Borrower of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  The determination of the LIBOR Rate by the Bank shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Term Loans.

2.09        Prepayments of Term Loans.

(a)           The Borrower shall, within one (1) Business Day following the earlier of the delivery of the Borrowing Base Term Loan Certificate hereof or the day upon which such Borrowing Base Term Loan Certificate was due, either (i) prepay the Term Loans, in the amount, if any, by which the Outstanding Amounts of the Term Loans, on the date of prepayment under this Section 2.09(a) exceeds the Borrowing Base Term Loan at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Bank additional collateral acceptable to the Bank in the Bank’s sole discretion, and deliver all documentation that the Bank, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base Term Loan, plus the value assigned by the Bank, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Amount.

(b)           The Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Bank not later than 12:00 p.m., Fresno, California time, (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Term Loans.

(c)           If for any reason the Term Loans at any time exceed the Term Loan Commitments then in effect, the Borrower shall immediately prepay the Term Loans in an aggregate amount equal to such excess.

(d)           If on the date a principal payment is made with respect to the Term Loans, interest is calculated with respect to such portion of the Commitments both on the basis of the Base Rate and the LIBOR Rate then such payment shall be applied first to the principal for which interest is calculated on the basis of the Base Rate (the “Base Rate Principal”).  Only when the Base Rate Principal is fully paid shall the principal payment be applied to the LIBOR Rate Loan(s) principal.  If more than one LIBOR Rate Loan is outstanding, the principal amount shall be applied to the LIBOR Rate Loans in the order of maturity, with the LIBOR Rate Loans with the shortest time to maturity paid first.

2.10        Reduction or Termination of Term Loan Commitments.  The Borrower may, upon notice to the Bank, terminate the Term Loan Commitments, or from time to time permanently reduce the Term Loan Commitments; provided that (i) any such notice shall be received by the Bank not later than 2:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Term Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount would exceed the Term Loan Commitments.  Once reduced in accordance with this Section 2.10 the Term Loan Commitments may not be increased.

2.11        Repayment of Term Loans.  The Borrower shall repay to the Bank on the Term Loan Maturity Date the aggregate principal amount of Term Loans outstanding on such date.

2.12        Interest on Term Loans.

(a)           Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists (or after acceleration), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.13        Fees.

(a)           Non-Use Fee.  The Borrower shall pay to the Bank in accordance with a non-use fee equal to the applicable “Non-Use Fee” shown in the definition of Applicable Rate times the average daily amount by which the Commitments exceed the Outstanding Amount.  The “Non-Use Fee” shown in the definition of Applicable Rate shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.  The “Non-Use Fee” shown in the definition of Applicable Rate shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Bank Fees.  The Borrower shall pay to the Bank the following fees:

(i)            Review Fee.  An annual review fee in an amount equal to Ten Thousand and No/100 Dollars ($10,000.00) payable on the Closing Date and on the anniversary of the Closing Date in each subsequent calendar year until the Revolving Loan Maturity Date.

(ii)           Commitment Fee.  On the Closing Date, a one-time Commitment Fee equal to One Hundred Eighty Five Thousand and No/100 Dollars ($185,000.00).

2.14        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Bank’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be.  All other computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16(a), bear interest for one day.

2.15        Evidence of Debt.  The Credit Extensions made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business.  The accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Bank to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by the Bank and the accounts and records of the Borrower in respect of such matters, the accounts and records of the Bank shall control in the absence of manifest error.  The Bank may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.16        Payments Generally.

(a)           (i)  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder, excluding payments of Revolving Loans, shall be made to the Bank at the Bank’s Office in Dollars and in immediately available funds not later than 2:00 p.m, Fresno, California time, on the date specified herein.  All payments received by the Bank after 2:00 p.m., Fresno, California time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii)  All payments of Revolving Loans to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder, shall be made to the Bank, at the Bank’s Office in Dollars and in immediately available funds not later than 12:00 noon, Fresno, California time, on the date specified herein.  All payments received by the Bank after 12:00 noon, Fresno, California time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(iii)  On each date when the payment of any principal, interest or fees are due hereunder or under any Note, the Borrower agrees to maintain on deposit in an ordinary checking account maintained by the Borrower with the Bank (as such account shall be designated by the Borrower in a written notice to the Bank from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date.  Borrower hereby authorizes the Bank (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at the Bank.  The Bank agrees to provide written notice to the Borrower of any automatic deduction made pursuant to this Section 2.16(a)(iii) showing in reasonable detail the amounts of such deduction.  The Bank agrees to reimburse Borrower for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)           If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.17        Release of Mortgages.  To the extent that the Borrower reduces the Term Loan Commitments pursuant to Section 2.10, which results in a Borrowing Base Term Loan in excess of such reduced Term Loan Commitment, the Bank shall (at Borrower’s request and expense), so long as no Potential Default or Event of Default exists, provide for the release of Mortgages, such that the Borrowing Base Term Loan is not less than one hundred percent (100%) of the Term Loan Commitments.  In the event that the Borrower requests a release of Mortgages, such release is subject to the Banks review of the Eligible Real Estate and the Eligible Leasehold Real Estate, including, but not limited to an Appraisal if deemed necessary by the Bank.

ARTICLE III.        TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by the Borrower to or for the account of the Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Bank, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Bank, the Borrower shall also pay to the Bank, at the time interest is paid, such additional amount that the Bank specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Bank would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrower agrees to indemnify the Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01(d)) paid by the Bank, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Bank makes a demand therefor.

3.02        Illegality.               If the Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Bank Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by the Bank to the Borrower, any obligation of the Bank to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from the Bank, prepay or, if applicable, convert all LIBOR Rate Loans of the Bank to Base Rate Loans, either on the last day of the Interest Period therefor, if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.  The Bank agrees to designate a different Bank Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Bank, otherwise be materially disadvantageous to the Bank.

3.03        Inability to Determine Rates.  If the Bank determines in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such LIBOR Rate Loan, the Bank will promptly so notify the Borrower.  Thereafter, the obligation of the Bank to make or maintain LIBOR Rate Loans shall be suspended until the Bank revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a)           If the Bank determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Bank’s compliance therewith, during any Interest Period, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining LIBOR Rate Loans, or a reduction in the amount received or receivable by the Bank in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Bank is organized or has its Bank’s Office, and (iii) reserve requirements utilized, as to LIBOR Rate Loans, in the determination of the LIBOR Rate), then from time to time upon demand of the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such increased cost or reduction with respect to the Loan amounts subject to such Interest Period.

(b)           If the Bank determines that the introduction of any Law during any Interest Period regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Bank (or the Bank’s Office) therewith, has the effect of reducing the rate of return on the capital of the Bank or any corporation controlling the Bank as a consequence of Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Bank’s desired return on capital), then from time to time upon demand of the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such reduction with respect to the Loan amounts subject to such Interest Period.

3.05        Funding Losses.  Upon demand of the Bank from time to time, the Borrower shall promptly compensate the Bank for and hold the Bank harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of the Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Bank under this Section 3.05, the Bank shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Base Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

BORROWER HEREBY EXPRESSLY WAIVE ANY RIGHT IT MAY HAVE UNDER CALIFORNIA CIVIL CODE 2954.10 TO PREPAY THE LOANS HEREUNDER, IN WHOLE OR IN PART, WITHOUT PREPAYMENT CHARGE, BREAKAGE CHARGE, COST OR FEE, UPON ACCELERATION OF THE REVOLVING LOAN MATURITY DATE OR TERM LOAN MATURITY DATE, AS APPLICABLE, HEREUNDER, AND AGREE THAT IF FOR ANY REASON, A PREPAYMENT OF ANY OR ALL OF THE LOANS IS MADE, WHETHER VOLUNTARILY, INVOLUNTARILY OR UPON OR FOLLOWING ANY ACCELERATION OF THE REVOLVING LOAN MATURITY DATE OR THE TERM LOAN MATURITY DATE, AS APPLICABLE, OF THIS AGREEMENT BY THE BANK, THEN BORROWER SHALL PAY THE AMOUNTS DUE THE BANK PURSUANT TO SECTION 3.05 HEREOF.  BORROWER HEREBY DECLARES THAT THE BANK’S AGREEMENT TO MAKE THE LOANS AT THE INTEREST RATES AND FOR THE TERMS SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY BORROWER, FOR THIS WAIVER AND AGREEMENT.

INITIALS:	/s/ MT

3.06                        Matters Applicable to all Requests for Compensation.  A certificate of the Bank claiming compensation under this Article III and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Bank may use any reasonable averaging and attribution methods.

3.07                        Survival.  All of the Borrower’s Obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.                     CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the Bank to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

The Bank’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Bank and its legal counsel:

(a)                                  executed counterparts of this Agreement  and all Collateral Documents sufficient in number for distribution to the Bank and the Borrower;

(b)                                 a Note executed by the Borrower in favor of the Bank;

(c)                                  the Guaranty executed by the Guarantor in favor of the Bank;

(d)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and Guarantor as the Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or Guarantor is a party;

(e)                                  such documents and certificates as the Bank may reasonably require to evidence that each Loan Party is duly organized or formed and that the Borrower and Guarantor are, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(f)                                    a favorable opinion of counsel to the Borrower and Guarantor acceptable to the Bank, addressed to the Bank, as to such matters concerning the Borrower and Guarantor and the Loan Documents in form and substance satisfactory to the Bank;

(g)                                 certificates of a Responsible Officer of the Borrower and Guarantor either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(h)                                 certificates signed by a Responsible Officer of the Borrower and Guarantor certifying (A) that the conditions specified in Sections 4.02 have been satisfied, and (B) that there has been no event or circumstance since the date of the Closing Financial Statements that have had or could reasonably be expected to have a Material Adverse Effect;

(i)                                     evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, including all necessary crop insurance on the Crops produced on the Eligible Real Estate and Eligible Leasehold Real Estate;

(j)                                     such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as the Bank reasonably may require;

(k)                                  any fees required to be paid on or before the Closing Date shall have been paid;

(l)                                     an appraisal of all Eligible Real Estate and Eligible Leasehold Real Estate as of the Closing Date in a form acceptable to the Bank;

(m)                               copies of UCC search reports listing all financing statements and other encumbrances which names the Borrower granting a security interest in the Collateral (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower or any other party to the Collateral Documents is located, organized or maintains any assets, together with copies of such financing statements;

(n)                                 copies of all licenses, permits or other Governmental Authority relating to the operations of the Borrower;

(o)                                 unless waived by the Bank, the Borrower shall have paid all Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank);

(p)                                 a completed Borrowing Base Certificate;

(q)                                 the Closing Date shall have occurred on or before July 1, 2005;

(r)                                    receipt by the Bank of the executed Mortgages;

(s)                                  an ALTA lender’s title insurance policy from a title company acceptable to the Bank, effective as of a date no earlier than the date and time of recording of any deed of trust or mortgage included in the Collateral Documents, in such amounts as determined by the Bank, insuring the Bank’s interest in the Real Estate, with only such exceptions as may be approved by the Bank, and including all endorsements required by the Bank; and

(t)                                    the Borrower’s environmental questionnaire and all other evidence and documentation required by the Bank concerning the environmental condition of the Real Estate (the “Environmental Questionnaire”).

4.02                        Conditions to all Credit Extensions and Conversions and Continuations.

The obligation of the Bank to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)                                 No Event of Default shall exist, or would result from such proposed Credit Extension and no Potential Default or Event of Default shall exist, or would result from such conversion or continuation.

(c)                                  The Bank shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 The Bank shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Bank reasonably may require.

(e)                                  The Outstanding Amount with respect to Revolving Loans do not exceed the Borrowing Base Revolving Loan.

(f)                                    The Outstanding Amount with respect to Term Loans do not exceed the Borrowing Base Term Loan.

(g)                                 With respect to Revolving Loans, the Bank has approved an Annual Budget for the applicable Crop Year on or before February 28 of each calendar year; and the Bank shall not unreasonably withhold, condition or delay such consent.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.                           REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

5.01                        Existence, Qualification and Power; Compliance with Laws.  The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii)  execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, other than the filing of any UCC financing statements or recordation of any Mortgages.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower that is party thereto in accordance with its terms, subject to principals of equity and creditor’s rights, generally.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required to be disclosed on a balance sheet, and the footnotes thereto, prepared in accordance with GAAP, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The audited consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (collectively, the “Closing Financial Statements”) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c)                                  Since the date of the Closing Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  Except as specifically disclosed in Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens.  The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09 hereto, it is in compliance with such Environmental Laws and that no breach of such Environmental Laws or claims exist that, individually or in the aggregate, reasonably can be expected to have a Material Adverse Effect.

5.10                        Insurance.  The properties (including all Crops and all other Collateral) of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11                        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)                                 Borrower understands that the source of funds for the Loan will not include assets of an “employee benefit plan”, as defined in Title 1 of ERISA or in Section 4975 of the Code.

(e)                                  (i) the Borrower is not a Plan, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and  fiduciary obligations with respect to governmental plans; (iii) the assets of the Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (iv) one or more of the following circumstances is true: (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) the Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e).  Borrower shall deliver to the Bank such certifications and/or other evidence periodically requested by the Bank, in its sole discretion, to verify these representations and warranties.  Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Agreement or any exercise of the Bank’s rights under this Agreement to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default.  Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in the Borrower or the Collateral (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in the Bank’s opinion, negate Borrower’s representations in this Section 5.12 or cause a Violation.

5.13                        Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14                        Disclosure.  The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower in connection with any Loan Document to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The foregoing notwithstanding, the Borrower makes no representation or warranty to the Bank that any financial or other projection or forecast provided by or on behalf of the Borrower will be achieved or that any deviation from such projection or forecast will not be material.

5.15                        Compliance with Laws.  The Borrower and each Subsidiary are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and Borrower will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 Neither the Borrower, nor any Person Controlling the Borrower, nor any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.17                        Reserved.  5.18             Rights in Collateral; Priority of Liens.  The Borrower owns its property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, other than Permitted Liens.  Upon the proper filing of UCC financing statements and the Mortgages, and the taking of the other actions required by the Bank, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of the Bank, subject to Permitted Liens.

ARTICLE VI.                       AFFIRMATIVE COVENANTS

So long as the Bank and Guarantor, as applicable, shall have any Commitments hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower and Guarantor, as applicable, shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Bank a copy of the following, in form and detail satisfactory to the Bank:

(a)                                  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower and Guarantor, a balance sheet as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Bank, which report and opinion and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such review; and

(b)                                 as soon as available, but in any event within forth-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower and Guarantor, an internally prepared consolidated balance sheet as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail certified by a Responsible Officer as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02                        Certificates; Other Information.  Deliver to the Bank a copy of the following, in form and detail satisfactory to the Bank:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and the Guarantor,

(b)                                 as soon as available, but in any event, within 45 days after the end of each fiscal quarter, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and the Guarantor;

(c)                                  as soon as available, but in any event, within 30 days after the end of each month, a Borrowing Base Certificate, signed by a Responsible Officer of the Borrower;

(d)                                 as soon as available, but in any event, within 45 days after the end of each fiscal quarter, a Budget Comparison;

(e)                                  as soon as available, but in any event, within forty-five (45) days after the end of each fiscal quarter, a listing of all Bulk Wine Contracts and Wine Grape Contracts;

(f)                                    as soon as available, but in any event, no later than January 31, of each year, the Annual Budget;

(g)                                 promptly after any request by the Bank, copies of any management letters or recommendations submitted to the shareholders, officers, directors or managers of the Borrower or Guarantor by independent accountants in connection with the accounts or books of the Borrower, Guarantor or any Subsidiary, or any review of any of them; and

(h)                                 promptly after the Borrower or Guarantor has notified the Bank of any intention by the Borrower or Guarantor to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

6.03                        Notices.  Promptly notify the Bank:

(a)                                  of the occurrence of any Potential Default or Event of Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower, Guarantor or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower, Guarantor or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, Guarantor or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by Borrower, Guarantor or any Subsidiary; and

(e)                                  the commencement of, or any material development in, any litigation or proceeding commenced against or affecting Borrower, Guarantor or any Subsidiary where the amount in controversy is equal to or greater than $100,000.00 net of insurance.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower and Guarantor setting forth details of the occurrence referred to therein and stating what action the applicable Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge, prior to delinquency, all Borrower’s and Guarantor’s obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by Borrower, Guarantor or such Subsidiary in accordance with GAAP; (b) all lawful, undisputed claims which, if unpaid, would by law become a material Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect Borrower’s and Guarantor’s legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of Borrower’s and Guarantor’s business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of Borrower’s and Guarantor’s registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  (a) Maintain, preserve and protect all of Borrower’s and Guarantor’s material properties and equipment necessary in the operation of their respective businesses in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material

Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of their respective facilities.

6.07                        Maintenance of Insurance.  (a) Maintain with financially sound and reputable insurance companies not Affiliates of Borrower and approved by the Bank, insurance with respect to its properties (including insurance on all Crops and the other Collateral) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Bank of termination, lapse or cancellation of such insurance; (b) provide that all policies of liability insurance shall name the Bank as an additional insured and all property, flood and business interruption insurance policies, if any, shall provide that all proceeds under such policies shall be payable to the Bank; and (c) provide copies of all policies of crop insurance as required under Section 4.01.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to Borrower or Guarantor or to their respective businesses or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.

(a)  Borrower and Guarantor shall maintain proper books of record and account, in which full, true and correct entries consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower, Guarantor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower, Guarantor or such Subsidiary, as the case may be.  Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Bank shall reasonably require.

6.10                        Inspection and Appraisal Rights.  Permit representatives and independent contractors of the Bank to visit and inspect any of its properties and the Collateral to conduct an appraisal of the Collateral, to examine Borrower’s or Guarantor’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the Borrower’s and Guarantor’s affairs, finances and accounts with their respective directors, officers (with a senior officer of the Borrower present), and independent public accountants, all such collateral inspections at the expense of the Borrower and with respect to appraisals, unless more frequently requested by the Borrower, only one during each calendar year at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and/or Guarantor; provided, however, that when an Event of Default exists the Bank (or any of its representatives or independent contractors) may do any of the foregoing, including an appraisal, at the expense of the Borrower and/or Guarantor at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions for general business purposes not in contravention of any Law or of any Loan Document.

6.12                        Financial Covenants.

(a)                                  Total Liabilities to Tangible Net Worth.  Maintain as of the end of the first three fiscal quarters of each year, a ratio of Total Liabilities to Tangible Net Worth of not greater than 1.50 to 1.00 and as of December 31 of each year, a ratio of Total Liabilities to Tangible Net Worth of not greater than 1.25 to 1.0:

(b)                                 Working Capital.  Maintain at all times, Working Capital of not less than $11,000,000.

(c)                                  Adjusted EBITDA Coverage Ratio.  Maintain Adjusted EBITDA Coverage Ratio of not less than 2.25 to 1 as of end of each fiscal quarter on a rolling four quarter basis.

(d)                                 Annual Budget Variance. Not permit as of the end of each fiscal quarter, for the portion of the fiscal year ended with such quarter, actual expenses when compared to the Annual Budget to exceed projected expenses for such period by more than 15%.

6.13                        Collateral Records.  Borrower agrees to execute and deliver promptly, to the Bank, from time to time, solely for the Bank’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Bank may reasonably require designating, identifying or describing the Collateral.  The failure by such  Borrower, however, to promptly give the Bank such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.14                        Security Interests.  Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, subject to Permitted Liens.  Borrower shall comply with the requirements of all state and federal laws in order to grant to the Bank valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving the Bank control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property.  The Bank is hereby authorized by the Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.  Borrower shall do whatever the Bank may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Bank’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

6.15                        Deposit Accounts.

Maintain its primary Deposit Accounts with the Bank except such Deposit Accounts as may be agreed to by the Bank.

ARTICLE VII.                   NEGATIVE COVENANTS

So long as the Bank shall have any Commitments hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower and Guarantor, as applicable, shall not, nor shall Borrower or Guarantor permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 hereto and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)                                  Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, in accordance with GAAP;

(d)                                 Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, agricultural workers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, in accordance with GAAP;

(e)                                  Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments), contracts for the purchase of property, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not representing an obligation for borrowed money;

(g)                                 Easements, Williamson Contracts, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments;

(i)                                     Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                     Liens on insurance proceeds in favor of insurance companies, granted solely to secure financed insurance premiums;

(k)                                  Liens in favor of other financial institutions arising in connection with the applicable Person’s deposit accounts or securities accounts held at such institutions; provided that, in the case of the Borrower’s accounts, Bank has a perfected security interest in the amounts held in such accounts;

(l)                                     Licenses and sublicenses granted in the ordinary course of the applicable Person’s business and, with respect to any licenses where such Person is the licensee, any interest or title of a licensor;

(m)                               Leases and subleases entered into in the ordinary course of the applicable Person’s business;

(n)                                 Liens to secure purchase money Indebtedness permitted under Section 7.03; provided that (i) such Lien does not attach to any property other than the property purchased with such Indebtedness and other such property purchased with purchase money Indebtedness, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed the costs of the property so held or acquired (which costs shall include shipping, tax and installation charges financed by the Person holding such Lien), and (iii) such Lien is created contemporaneously with, or within ninety (90) days after, the acquisition of such property; and

(o)                                 Liens that secured obligations that in the aggregate are an immaterial and insignificant monetary amount with respect to the net value of the Borrower’s assets.

7.02                        Investments.  Make any Investments, except:

(a)                                  Investments held by Borrower, Guarantor or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b)                                 Investments of Borrower or Guarantor in any respective wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in Borrower, Guarantor or in another wholly-owned Subsidiary;

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)                                 Deposits, repayments and other credits to suppliers in the ordinary course of business;

(e)                                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of the Borrower, Guarantor or any of their Subsidiaries pursuant to board-approved employee stock purchase plan agreements for which no cash proceeds are distributed in connection therewith; provided, however, that the Investments described in this subsection 7.02(e) do not exceed in the aggregate at any one time $1,000,000.00; and

(f)                                    Investments not otherwise described in this Section 7.02 that do not exceed in the aggregate at any one time $500,000.00.

7.03                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness of Borrower or Guarantor outstanding on the date hereof and listed on Schedule 7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  obligations (contingent or otherwise) of Borrower, Guarantor or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(d)                                 Indebtedness or Borrower or Guarantor in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for personal property and any refinancings, refundings, renewals or extensions of such purchase money obligations for personal property; provided, however, that the aggregate amount of all such Indebtedness under this clause (d) at any one time outstanding shall not exceed $1,000,000.00 in any single fiscal year.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of either Borrower’s or Guarantor’s assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Potential Default or Event of Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) its respective Borrower or Guarantor, provided that such Borrower or Guarantor shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)                                 any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to its respective Borrower or Guarantor or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary; and

(c)                                  any Disposition described in Section 7.05(e).

Notwithstanding the terms of this Section 7.04 or any other terms or provisions hereof or of the Loan Documents, transfers of interests in the Borrower or the Guarantor shall not be an Event of Default hereunder or under the Loan Documents as long as no Change in Control occurs thereby.

7.05                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory and farm products in the ordinary course of business;

(c)                                  Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary;

(e)                                  Dispositions of property by Borrower to any wholly-owned Subsidiary, provided that such Subsidiary, in conjunction with such Disposition, shall become a Loan Party either as a co-borrower or as a guarantor (as determined by the Bank) by executing a Guaranty or any other documents required by the Bank, in form and substance reasonably satisfactory to the Bank, of the Obligations securing a grant of first priority security interest in all of such Subsidiary’s assets, subject to Permitted Liens;

(f)                                    Dispositions permitted by Section 7.04;

(g)                                 Dispositions of real property;

(h)                                 The termination or expiration of contractual rights and obligations in the ordinary course of business; and

(i)                                     Dispositions occurring as a result of a casualty event or condemnation by a governmental authority.

provided, however, that any Disposition pursuant to clauses (b) through (g) shall be for fair market value and provided, further, with respect to any Disposition pursuant to clause (g), that after taking into account the effect of such Disposition, the Disposition does not result in an Event of Default and such Disposition would not result in the Outstanding Amount of Term Loans to exceed the Borrowing Base Term Loan.

7.06                        Distributions.  Declare or make, directly or indirectly, any Distributions, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  each Subsidiary may make Distributions to the applicable Borrower or Guarantor and to wholly-owned Subsidiaries (and, in the case of a Distribution by a non-wholly-owned Subsidiary, to Borrower, Guarantor and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 Borrower, Guarantor and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; and

(c)                                  In the absence of an Event of Default, the Borrower, Guarantor and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; provided, however, that the aggregate amount of all such Distributions under this clause (c) shall not exceed $1,000,000.00, excluding any dollar for dollar proceeds of equity issuances after the Closing Date, in any single fiscal year unless otherwise consented to by the Bank.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower, Guarantor and any of their Subsidiaries on the date hereof and businesses ancillary or related to such lines of business.

7.08                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower or Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower, Guarantor or such Subsidiary as would be obtainable by Borrower, Guarantor or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower, Guarantor and any of their wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09                        Margin Regulations.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10                        Swap Contracts.  Enter into or permit any Subsidiary to enter into any Swap Contract without the prior written consent of the Bank.

ARTICLE VIII.               EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days of the date when due, any interest on any Loan, or any commitment or other fee due hereunder, or (iii) within ten (10) days of the date when due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower or Guarantor fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.12(a), 6.12(b), 6.12(c) or Article VII (other than Section 7.01) or the Borrower fails to observe the covenant in Section 6.12(d) for two (2) consecutive fiscal quarters; or

(c)                                  Other Defaults.  Borrower or Guarantor fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed or any default or event of default under any other Loan Document, and such failure continues for 30 days; provided, however, that the period to cure such failure or default shall be extended for a reasonable amount of time (not to exceed ninety (90) days) so long as Borrower or Guarantor, as applicable, has expeditiously commenced to cure and is pursuing with due diligence to cure such failure or default; or

(d)                                 Representations and Warranties.   Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed; or

(e)                                  Cross-Default.  (i) Borrower, Guarantor or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness for money borrowed or Guarantee of any Indebtedness for money borrowed (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event in each of (A) or (B) above is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such

Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, however, that an Event of Default under this subsection 8.01(e)(i) caused by an event of default with respect to any of the foregoing described Indebtedness for money borrowed or Guarantee shall be automatically cured for purposes of this subsection 8.01(e)(i) upon the cure or waiver of the default with respect to such other Indebtedness for money borrowed or Guarantee; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and such Swap Termination Value is not paid within five (5) days of the date due; or

(f)                                    Insolvency Proceedings, Etc.  Borrower, Guarantor or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Borrower, Guarantor or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against Borrower, Guarantor or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower, Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.01, is not, valid, perfected and prior to all other Liens  or is terminated, revoked or declared void; or

(k)                                  Change of Control.  There occurs any Change of Control and the Bank, within thirty (30) days of such occurrence, elects to demand repayment of the Obligations as a result of such Change of Control and the Obligations are not fully repaid by the expiration of such thirty (30) day period; or

(l)                                     Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and exists, the Bank may take any or all of the following actions:

(a)                                  declare the commitment of the Bank to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of the Bank to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Bank.

8.03                        Application of Funds.  (a)          After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Revolving Loans or amounts received from the collection or disposition of Crops or accounts shall be applied by the Bank in the following order:

First, to payment of fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) (other than principal and interest) payable to the Bank;

Second, to payment of accrued and unpaid interest on the Revolving Loans;

Third, to payment of unpaid principal of the Revolving Loans;

Fourth, to the payment of Swap Obligations;

Fifth, to the payment of any unpaid Obligations set forth in this Section 8.03(a) in accordance with Section 8.03(b) below; and

Last, the balance, if any, after all of the foregoing and any other Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b)                                 After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Term Loans or amounts received from the disposition of the Real Estate and related property (other than Crops or accounts) shall be applied by the Bank in the following order:

First, to payment of fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) (other than principal and interest) payable to the Bank;

Second, to payment of accrued and unpaid interest on the Term Loans;

Third, to payment of unpaid principal of the Term Loans;

Fourth, to the payment of Swap Obligations;

Fifth, to the payment of any unpaid Obligations set forth in this Section 8.03(b) in accordance with Section 8.03(a) above; and

Last, the balance, if any, after all of the foregoing and any other Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.                       MISCELLANEOUS

9.01                        Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Note or any other Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Bank and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02                        Notices and Other Communications; Facsimile Copies.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and  the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Bank pursuant to Article II shall not be effective until actually received by the Bank.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Bank.  The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                                  Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)                                 Reliance by the Bank.  The Bank shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices ) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.

9.03                        No Waiver; Cumulative Remedies.  No failure by the Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04                        Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Bank for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Bank and the cost of independent public accountants and other outside experts retained by the Bank.  The agreements in this Section 9.04 shall survive the termination of the Commitments and repayment of all other Obligations.

9.05                        Indemnification by the Borrower.   Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Bank and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, Guarantor any Subsidiary or any Environmental Liability related in any way to the Borrower, Guarantor any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements  have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section 9.05 shall survive the replacement of the Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor.

9.06                        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07                        Binding Effect; Successors and Assigns.  (A)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Bank.

(B)                                The Bank shall have the right at any time, but only with the prior written consent of the Borrower (which shall not be unreasonably delayed or withheld), to sell or assign this Agreement, the Note and the other Loan Documents to an Eligible Transferee; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Bank may sell or assign this Agreement, the Note and the other Loan Documents without the consent of the Borrower to any party.

(C)                                The Bank shall have the right at any time, without the consent of the Borrower or any other Person, to sell participations in all or any portion of its rights in this Agreement or its Commitment, Loans, Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to an Eligible Transferee, other than any competitor of the Borrower; provided, however, that (i) the Bank’s obligations under the Loan Documents (including, without limitation, its Commitment) shall remain unchanged, (ii) the Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Bank shall remain the holder of its Note for all purposes of any Loan Document, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with such Bank’s rights and obligations under the Loan Documents, and (v) the Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Document, other than the right to vote upon or consent to (A) any increase of the Bank’s Commitments subject to such participation, (B) any reduction of the principal amount of, or interest to be paid on, the Loans or other Loan Obligations of the Bank, (C) any reduction of any fee, or other amount payable to the Bank under any Loan Document, (D) any postponement of any date for the payment of any amount payable in respect of the Loans subject to such participation or other Loan Obligations of the Bank, or (E) the release of any Collateral or the release of the Borrower from liability arising under the Loan Documents.

(D)                               In connection with any such proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, the Bank may disclose to the proposed assignee, participant or other transferee or institution any information that the Borrower is required to deliver to the Bank pursuant to this Agreement or the other Loan Documents, and the Borrower shall cooperate fully with the Bank, in providing any such information to any proposed assignee, participant or other transferee or institution.

9.08                        Confidentiality.  The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assigns or participants, or prospective assigns or participants, pursuant to Section 9.07; (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of a Loan Party; (g) with the consent of the Borrower or Guarantor, as applicable; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.08 or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower or Guarantor, as applicable; or (i) to the National Association of Insurance Commissioners or any other similar organization.  In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Bank in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 9.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by any Loan Party; provided, that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Bank may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

9.09                        Set-off.  In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default, the Bank is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Bank hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10                        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12                        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13                        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Bank, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Potential Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.14                        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15                        Governing Law; Submission to Jurisdiction.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN FRESNO, CALIFORNIA OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE BANK CONSENT, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.  NOTHING IN THIS SECTION 9.15 SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTIONS.

9.16                        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17                        Time of the Essence.  Time is of the essence of the Loan Documents.

 [NO FURTHER TEXT ON PAGE]

[BLANK PAGE TO FOLLOW]

[PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SCHEID VINEYARDS CALIFORNIA INC.,
a California corporation

By:	/s/ Michael Thomsen
Michael Thomsen, Chief Financial Officer

RABOBANK, N.A.

By:	/s/ Glenn Burgess
	Name:	Glenn Burgess
	Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

Revolving Commitment	$15,000,000

Term Loan Commitment	$37,000,000, reducing annually by $2,000,000.00 commencing on December 15, 2007 and each December 15th thereafter